Citigroup Inc.	November 27, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0231 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

Overview

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The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the EURO STOXX 50® Index (the “index”) from the initial index level to the final index level.

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The securities offer a minimum positive return at maturity so long as the final index level is greater than or equal to 70% of the initial index level and 1-to-1 participation in any appreciation of the index in excess of that minimum return.  In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the stocks that constitute the index.  In addition, investors in the securities must be willing to accept full downside exposure to the index if the index depreciates by more than 30%. If the index depreciates by more than 30% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level.  There is no minimum payment at maturity.

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In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	The EURO STOXX 50® Index (ticker symbol: “SX5E”)
Aggregate stated principal amount:	$8,823,000
Stated principal amount:	$1,000 per security
Pricing date:	November 27, 2013
Issue date:	December 3, 2013
Valuation date:	November 27, 2013, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	November 30, 2018
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity:
▪ If the final index level is greater than or equal to the barrier level:
$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent change
▪ If the final index level is less than the barrier level:
$1,000 × the index performance factor
If the final index level is less than the barrier level, your payment at maturity will be less, and possibly significantly less, than $700 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	3,082.65 (the closing level of the index on the pricing date)
Final index level:	The closing level of the index on the valuation date
Fixed return amount:	$170.00 per security (17.00% of the stated principal amount). You will receive the fixed return amount only if the final index level is greater than or equal to the barrier level.
Index performance factor:	The final index level divided by the initial index level
Index percent change:	The final index level minus the initial index level, divided by the initial index level
Barrier level:	2,157.855, 70% of the initial index level
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0C72 / US1730T0C728
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$30.00	$970.00
Total:	$8,823,000.00	$264,690.00	$8,558,310.00
(1) On the date of this pricing supplement, the estimated value of the securities is $917.30 per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $972.50, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.
(3) The underwriting fee is variable but will not exceed $30.00 per security (or $2.50 per security in the case of sales to fee-based advisory accounts).   The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee.  The total underwriting fee and proceeds to issuer shown above give effect to the actual amount of this variable underwriting fee. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.   In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, in connection with your investment in the securities.

Product Supplement No. EA-02-02 dated December 27, 2012       Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement, except as set forth in the section “Supplemental Terms of the Securities” below. The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Investors in the securities will not receive any dividends on the stocks that constitute the index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Your actual payment at maturity per security will depend on the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the barrier level and by how much.

Example 1—Upside Scenario A. The hypothetical final index level is 3,344.68 (an 8.50% increase from the initial index level), which is greater than the barrier level and greater than the initial index level by less than the fixed return of 17%.

Payment at maturity per security = $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent change

= $1,000 + the greater of (i) $170 and (ii) $1,000 × 8.50%

= $1,000 + $170

= $1,170

November 2013	PS-2

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

Because the hypothetical final index level is greater than the barrier level and the fixed return amount is greater than the $85.00 return you would have received based on the performance of the index, your total return on the securities at maturity in this scenario would equal the fixed return of 17%.

Example 2—Upside Scenario B. The hypothetical final index level is 3,730.01 (a 21% increase from the initial index level), which is greater than the barrier level and greater than the initial index level by more than the fixed return of 17%.

Payment at maturity per security = $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent change

= $1,000 + the greater of (i) $170 and (ii) $1,000 × 21%

= $1,000 + $210

= $1,210

Because the hypothetical final index level is greater than the barrier level and the $210 return based on the performance of the index is greater than the fixed return amount, your total return on the securities at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the index.

Example 3—Upside Scenario C. The hypothetical final index level is 2,342.81 (a 24% decrease from the initial index level), which is greater than the barrier level and less than the initial index level.

Payment at maturity per security = $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent change

= $1,000 + the greater of (i) $170 and (ii) $1,000 × -24%

= $1,000 + $170

= $1,170

Because the hypothetical final index level is greater than the barrier level and the fixed return amount is greater than the negative return you would have received based on the negative performance of the index, your total return on the securities at maturity in this scenario would equal the fixed return of 17%.

Example 4—Downside Scenario. The hypothetical final index level is 924.80 (a 70% decrease from the initial index level), which is less than the barrier level.

Payment at maturity per security = $1,000 × the index performance factor

= $1,000 × 30%

= $300

Because the hypothetical final index level decreased from the initial index level by more than 30%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the index, with no buffer.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the index. If the final index level is less than the barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

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The barrier feature of the securities exposes you to particular risks. If the final index level is less than the barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Although you will receive a minimum positive return if the index depreciates by 30% or less from the initial index level to the final index level, the securities offer no protection at all if the index depreciates by more than 30%. As a result, you may lose your entire investment in the securities.

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The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

November 2013	PS-3

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

▪
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index. As of November 27, 2013, the average dividend yield of the index was 3.46% per year. While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 17.30% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

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Your payment at maturity depends on the closing level of the index on a single day. Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level of the index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

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The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (1) the selling concessions paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the index, dividend yields on the stocks that constitute the index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

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The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost

November 2013	PS-4

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, the dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

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Our offering of the securities is not a recommendation of the index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index. These and other activities of our affiliates may affect the level of the index in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who likely take positions directly in the stocks that constitute the index and other financial instruments related to the index or such stocks. Our affiliates also trade the stocks that constitute the index and other financial instruments related to the index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to the underlying issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against the underlying issuer that are available to them without regard to your interests.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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Adjustments to the index may affect the value of your securities. STOXX Limited (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

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The index is subject to risks associated with the Eurozone. The companies whose stocks constitute the index are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the index, are impossible to predict. This uncertainty may contribute to significant volatility in the index, and adverse developments affecting the Eurozone may affect the index in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

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The index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the index and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the index.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative

November 2013	PS-5

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the index.

Historical Information

The closing level of the index on November 27, 2013 was 3,082.65.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to November 27, 2013.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2008 to November 27, 2013

November 2013	PS-6

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

▪	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities. Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $30.00 for each $1,000.00 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts).  The actual underwriting fee will be equal to $30.00 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $30.00 for each security they sell to accounts other than fee-based advisory accounts.  CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each security they sell to fee-based advisory accounts.  Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $30 for each security they sell.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $30 for each security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

November 2013	PS-7

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 336 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities. The securities may not be subject to a public offer until they are registered in the corresponding Securities Registry.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Supplemental Terms of the Securities

The following definitions supersede the corresponding definitions in the accompanying product supplement:

An “exchange business day” means any scheduled trading day on which the index publisher publishes the level of the index and each related exchange is open for trading during its regular trading session, notwithstanding any such related exchange closing prior to its scheduled closing time.

A “market disruption event” means, as determined by the calculation agent,

(1)         Any of the following events occurs or exists with respect to any security included in the index, and the aggregate of all securities included in the index with respect to which any such event occurs comprise 20% or more of the level of the index:

(a)           any suspension of or limitation imposed on trading by the relevant exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise), which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant exchange;

(b)           any event (other than an exchange early closure (as defined below)) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant exchange, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant exchange; or

(c)           the closure on any exchange business day of the relevant exchange prior to its scheduled closing time unless such earlier closing time is announced by such relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the exchange system for execution at such actual closing time (an “exchange early closure”).

(2)           Any of the following events occurs or exists with respect to futures or options contracts relating to the index:

(a)           any suspension of or limitation imposed on trading by any related exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise), which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant related exchange;

(b)           any event (other than a related exchange early closure (as defined below)) that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any related exchange, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant related exchange; or

November 2013	PS-8

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

(c)           the closure on any exchange business day of the relevant related exchange prior to its scheduled closing time unless such earlier closing time is announced by such related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the related exchange system for execution at such actual closing time (a “related exchange early closure”).

(3)        the failure of any related exchange to open for trading during its regular trading session; or

(4)        the failure of the index publisher to publish the level of the index.

For purposes of this definition, the relevant percentage contribution of a security included in the index to the level of the index will be based on a comparison of the portion of the level of the index attributable to that security to the level of the index, in each case using the official opening weightings as published by the index publisher as part of the market “opening data.”

A “scheduled trading day” means, as determined by the calculation agent, a business day on which the index publisher is scheduled to publish the level of the index and each related exchange is scheduled to be open for trading for its regular trading session.  Notwithstanding the foregoing, the calculation agent may, in its sole discretion, deem any business day on which a related exchange is not scheduled to be open for trading for its regular trading session, but on which the index publisher is scheduled to publish the level of the index, to be a scheduled trading day.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

November 2013	PS-9

Citigroup Inc.

Enhanced Barrier Digital Plus Securities Based on the EURO STOXX 50® Index Due November 30, 2018

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2013	PS-10